UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

TXU Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Retiree Questions & Answers
Cover Letter
March XX, 2007
Dear                     :
A few weeks ago TXU announced that it has reached an agreement to be acquired by a group of investors led by two of the nation’s leading private equity firms. This pending merger transaction is exciting news for TXU; it has also raised questions from retirees about their health care coverage, pensions and other benefits.
Many details about the merger transaction are not final, and it is important to understand that the transaction has not yet occurred. However, in the event of a completed transaction, TXU and the investors have agreed to several conditions regarding retiree benefits as described below. Of course these conditions would not affect TXU’s existing right to amend, modify or terminate plan benefits.
Retiree Healthcare Coverage
Retiree healthcare coverage will not change as a result of the transaction. Specifically, under the terms of the merger agreement, no changes to retiree healthcare coverage are anticipated before the end of 2008.
Is My Pension Safe?
Pension benefits will not change as a result of the transaction. Subject to certain exceptions regarding funding, benefits that are either earned or vested under the TXU Retirement Plan cannot be modified by TXU, regardless of whether or not the merger is consummated.
Stay Informed
A Questions and Answers document has been included with this letter to help address some of the most frequently asked questions thus far.
Additionally, questions received from both retirees and active employees are being answered (as information is available) and posted on the new Web site created especially for TXU Retiree, TXU Reconnect. Please follow these instructions to gain access to the site:
Go to: http://www.connect.txucorp.com/
When asked for a username and password, enter the following:

Username: XXXX
Password: XXXX
The Texas Energy Future Holdings Web site, www.texasenergyfuture.com, is also a good source of information on the latest developments on new initiatives and events that affect the merger transaction as it unfolds in coming months. And as always, the latest news from TXU is available at www.txucorp.com
Though many of your questions will be answered by the attached Questions and Answers, you may contact TXU Service Center at 1-888-812-LINK (5465) for additional information.
Best regards,
Riz Chand
Senior Vice President, Human Resources
Enclosure: Questions and Answers for Retirees

Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. (the “Company”) with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.

Potential TXU Merger Transaction
Questions and Answers for Retirees
Medical and Health Care Benefits
Q. How will retiree medical benefits be affected?
A. There are currently no plans to change the medical benefits currently offered to retirees. However, TXU continues to reserve the right to amend, modify or terminate the retiree medical plan at any time.
Q. Is there any assurance that the percentage of the total medical and dental plan costs currently paid by retirees will not change in the future?
A. No. The percentage of total plan costs paid by retirees will continue to be subject to adjustment.
Pension Benefits
Q. Can TXU or the new owners, in the event that TXU changes ownership, change the terms of the TXU Retirement Plan as it relates to retirees?
A. Subject to certain funding exceptions, any benefits earned or vested under the TXU Retirement Plan (Plan) cannot be modified by TXU to reduce or eliminate a participant’s benefit under the Plan. This would apply in the case of a new owner as well. However, TXU reserves the right, as would new owners, to amend, modify or terminate the Plan at any time as it relates to future unearned benefits.
Q. Please confirm that once an employee retires his or her pension cannot be reduced.
A. In most cases once an employee retires his or her pension will not be reduced. However, if a participant elected the social security adjustment option, upon reaching age 62 their monthly annuity is reduced per the payment schedule elected upon retirement. Also, a surviving spouse could have a reduction in their monthly annuity if they remarry. Additionally, in the event of certain financial contingencies, e.g., in the unlikely event that TXU goes bankrupt and the Pension Benefit Guaranty Corporation (PBGC) takes over the Plan, the maximum benefit payable under PBGC guarantees in 2007 is $4,125 per month.
Q. How can an employee know what the funding level is of the current retirement Plan and where that money is invested?
A. As of December 31, 2006, the Plan assets are invested in the following investments:

Asset Type	2006
US Equity	46.1%
International Equity	18.6%
Fixed Income	31.9%
Real Estate	3.4%
Total	100%
The Accumulated Benefit Obligation (ABO) under the Plan (a measure of the current Plan liability) is $2,296,565,136.
The Fair Value of assets of the Plan is $2,089,786,952.
On an ABO basis, the Plan is over 90% funded and future contributions are designed to fully fund the plan over the next two to three years. TXU is planning to contribute $126 million in 2007 and another $94 million in 2008 to the Plan trust to ensure it is adequately funded.
Q. I have always understood that TXU’s retirement plan was well funded. Is there the same certainty that the new company’s retirement plan will be well funded?
A. There are federal regulations that govern the funding of qualified retirement programs such as the Plan. These regulations will continue to apply to the Plan in the event of a change in ownership of TXU. TXU is currently planning to contribute $126 million in 2007 and another $94 million in 2008 to ensure the Plan is adequately funded as required under applicable federal regulations.
The Plan is also insured by the PBGC, which assumes responsibility for the obligations of retirement plans under certain under-funded conditions or the insolvency of a company. In such cases, the PBGC will assume responsibility for benefit payments up to certain maximum amounts (for 2007 the PBGC monthly maximum guaranteed benefit is $4,125). A change in ownership of TXU would not change the insured benefit guaranteed set by the PBGC.
All benefits either earned or vested under the Plan cannot be modified by TXU. This would apply in the case of a new owner as well.

Thrift Plan 401(k) Savings
Q. I have TXU stock in my TXU Thrift Plan account. I understand my TXU stock will be distributed to me at $69.25 per share? What date will this take place? May I sell my stock prior to the intended distribution date?
A. Assuming the transaction closes, at the time of its close, the shares of TXU common stock that are held in TXU Thrift Plan participants’ accounts (including retirees who have not taken a distribution from the Thrift Plan) will be cashed out in the merger at the transaction price, and participants’ Thrift Plan account will reflect the proceeds received in the merger. Participants (as well as retirees) will then have the option of reallocating the cash then held in the TXU Common Stock Fund among other investment options available under the Thrift Plan. Subject to compliance with applicable securities laws, you may reallocate your Thrift Plan account among the various investment options (including the TXU Common Stock Fund) at any time prior to the closing of the merger.
Of Interest to Individual Shareholders
Q. As a TXU shareholder, will I receive $69.25 per share regardless of the actual stock value at the time the acquisition transaction closes—second half of 2007?
A. The transaction has not yet closed. If the transaction closes, under the terms of the merger agreement, TXU shareholders will receive $69.25 in cash for each share of TXU common stock held. This represents a 25 percent premium to the average closing share price over the 20 trading days ended February 22, 2007.
Q. After learning about the acquisition, Fitch ratings downgraded TXU’s credit and Moody’s Investor Service and Standard and Poor want to do the same. Why is that? If TXU is going to be reporting a $2.5 B earning forecast for 2006, how does this make us a credit risk?
A. The proposed actions by the rating agencies reflect the expected addition of debt by the investor group to fund the acquisition of TXU. S&P stated that its recent downgrade of TXU’s ratings reflects their opinion that even if the proposed merger is not consummated, TXU would increase its debt levels, including adding secured debt, which could disadvantage existing debt holders. To be clear, however, there will be no new debt issued at TXU Electric Delivery (TXU’s regulated transmission and distribution business) to finance the merger transaction.